SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)             May 24, 2006

Advanstar Communications Inc.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	333-57201 (Commission File Number)	59-2757389 (I.R.S. Employer Identification No.)

641 Lexington Avenue, New York, NY (Address of principal executive offices)	10022 (Zip Code)

Registrant’s telephone number, including area code: (212) 951-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement..

On May 24, 2006, Advanstar Communications Inc. (“Advanstar”) entered into an amendment and restatement to the Amended and Restated Credit Agreement, dated as of November 7, 2000.  This Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”) is with various lenders, Credit Suisse, Cayman Islands Branch, as administrative agent, Credit Suisse Securities (USA) LLC, as joint lead arranger, joint lead bookrunner and syndication agent, Goldman Sachs Credit Partners L.P., as joint lead arranger and joint lead bookrunner, and Wells Fargo Bank N.A., as documentation agent. Credit Suisse is an affiliate of DLJ Merchant Banking Partners III, L.P., our ultimate parent’s controlling shareholder.

Prior to the amendment, the credit agreement provided for a $60 million Revolving Credit Facility. As a result of the amendment, the Amended Credit Agreement provides for a $50 million Revolving Credit Facility and a $10 million Tranche A Term Loan. The Amended Credit Agreement extends the term of the facilities to May, 2009, eliminates the fixed charge coverage ratio, and provides for an ability to repay junior indebtedness.

The foregoing description of the Second Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

C. Exhibits

Exhibit No.	Document

10.1	Second Amended and Restated Credit Agreement, dated as of May 24, 2006.

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanstar Communications Inc.

Date: May 26, 2006	By:	/s/ DAVID W. MONTGOMERY
Name: David W. Montgomery
Title:Vice President - Finance, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Second Amended and Restated Credit Agreement, dated as of May 24, 2006.